EXECUTION

INDEMNIFICATION AGREEMENT

Bayview Financial Mortgage Pass-Through Trust 2006-A

Mortgage Pass-Through Certificates, Series 2006-A

Dated and Effective as of August 1, 2006

Reference is made to the mortgage loan purchase agreement dated as of January 1, 2006 (the “Mortgage Loan Purchase Agreement”) between Bayview Financial, L.P., as seller (the “Seller”), and Bayview Financial Securities Company, LLC, as purchaser (the “Depositor”); the mortgage loan diligence agreement dated as of January 1, 2006 (the “Diligence Agreement”) between the Seller and the Depositor; the assignment agreement dated as of January 1, 2006 (the “Assignment Agreement”) between Bayview Financial Property Trust II, as assignor, and the Depositor; and the pooling and servicing agreement dated as of January 1, 2006 (the “Pooling and Servicing Agreement”) among the Depositor, Wells Fargo Bank, N.A., as master servicer, and U.S. Bank National Association, as trustee (the “Trustee”), in each case relating to Bayview Financial Mortgage Pass-Through Trust 2006-A, Mortgage Pass-Through Certificates Series 2006-A (the “Trust Fund”).

The Seller shall indemnify the Trustee and the Trust Fund and hold each of them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses (each, a “Loss”) resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller’s representations and warranties contained in the Mortgage Loan Purchase Agreement, the Diligence Agreement or the Assignment Agreement and assigned to the Trustee pursuant to the Pooling and Servicing Agreement with respect to each mortgage loan identified on Schedule 1 hereto (each, a “Mortgage Loan”).  Promptly upon receipt from the Trustee of written notice of the occurrence of a Loss and the amount thereof, the Seller shall make payment in immediately available funds (1) to the Trustee of the amount of any such Loss incurred by the Trustee and payable to the Trustee under this agreement and/or (2) to the Trustee, for deposit into the Certificate Distribution Account, of the amount of any such Loss with respect to any Mortgage Loan.

This agreement shall not be deemed to be a waiver of any right or remedy which the Trustee has with respect to any breach of any of the  Seller’s representations or warranties referred to above with respect to any Mortgage Loan whether or not such breach is currently existing and is known to a responsible officer of the Trustee.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assignees, and no other person shall have any right or obligation hereunder.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party hereto.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Executed as of the day and year first above written.

BAYVIEW FINANCIAL, L.P.

By:  BAYVIEW FINANCIAL MANAGEMENT CORP., its General Partner

By:          /s/ Jason Somerville

        Name:  Jason Somerville
        Title:    First Vice President

Acknowledged by:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:  /s/ Sheryl Christopherson

        Name:  S. Christopherson

        Title: Vice President

        Dated:  August 7, 2006

SCHEDULE 1